Exhibit 23.2

CONSENT OF INDEPENDENT ENGINEERING CONSULTANT

I hereby consent to the use of my analysis relating to the evaluation of gas reserves to the interest of Wilon Resources, Inc. in certain properties located in various states, pursuant to the requirements of the Securities and Exchange Commission, effective September 30, 2006 for use in Wilon Resources, Inc.’s Form 10-SB, and to all references therein as having prepared such analysis and as an expert concerning such analysis.

/s/ Steven P. Kohler
Steven P. Kohler
Engineering Consultant

January 12, 2007